UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 28, 2007

HOUSTON WIRE & CABLE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52046	36-4151663
(Commission File Number)	(IRS Employer Identification No.)

10201 North Loop East Houston, TX	77029
(Address of Principal Executive Offices)	(Zip Code)

(713) 609-2100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2007, the boards of directors of Houston Wire & Cable Company (the “Company”) and its wholly-owned subsidiary, HWC Wire & Cable Company (the “Subsidiary”), entered into the Thirteenth Amendment, (the “Thirteenth Amendment”), to the Amended and Restated Loan and Security Agreement, dated as of May 22, 2000, among the Subsidiary, as borrower, the Company, as guarantor, the lenders named therein and Bank of America, N.A., as agent (the “Loan Agreement”).

The Thirteenth Amendment increases the maximum amount that may be borrowed under the Loan Agreement from $55 million to $75 million and modifies certain financial covenants and the covenants governing distributions by the Subsidiary to the Company to reflect the Company’s recently announced increase to the stock repurchase program. A copy of the Thirteenth Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Resident.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

2

Item 8.01.	Other Events.

On October 1, 2007, the Corporation announced that its Board of Directors had approved an increase in the previously-announced stock repurchase program from $30 million to a maximum of $50 million.  A copy of the Corporation’s press release announcing the increase is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Thirteenth Amendment, effective September 28, 2007, to the Amended and Restated Loan and Security Agreement dated as of May 22, 2000 among HWC Wire & Cable Company, as borrower, Houston Wire & Cable Company, as guarantor, the lenders named therein and Bank of America, N.A., as agent.

99.1	Press Release, dated as of October 1, 2007, issued by Houston Wire & Cable Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON WIRE & CABLE COMPANY

Date: October 2, 2007	By:	/s/ Charles A. Sorrentino
Charles A. Sorrentino
President and Chief Executive Officer